Exhibit 99.1
Consolidated Financial Statements
PPL Gas Utilities Corporation and Subsidiaries
Year Ended December 31, 2007
With Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareowner
of PPL Gas Utilities Corporation
We have audited the accompanying consolidated balance sheet of PPL Gas Utilities Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareowner’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Gas Utilities Corporation and subsidiaries at December 31, 2007, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 9, 2008

CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007
PPL Gas Utilities Corporation and Subsidiaries
(Thousands of Dollars)

Operating Revenues
Utility
Natural gas sales	$147,744
Natural gas sales — off-system	16,737
Natural gas transportation	14,015
Natural gas storage	8,121
Propane sales	29,203
Other	2,187

Total	218,007

Operating Expenses
Operation
Natural gas purchases	103,033
Natural gas purchases — off-system	16,630
Propane purchases	20,114
Other operation, maintenance and administrative	48,232
Depreciation (Note 1)	9,191
Taxes, other than income (Note 2)	601
Other	631

Total	198,432

Operating Income	19,575

Other Income	415

Interest Expense	615

Interest Expense with Affiliates (Notes 6 and 8)	4,902

Income Before Income Taxes	14,473

Income Taxes (Note 2)	7,222

Net Income	$7,251

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007
PPL Gas Utilities Corporation and Subsidiaries
(Thousands of Dollars)

Cash Flows from Operating Activities
Net income	$7,251
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	9,191
Deferred income taxes and investment tax credits	3,264
Defined benefits	1,842
Environmental remediation provision	4,725
Regulatory assets	(3,945)
Other	650
Change in current assets and current liabilities
Accounts receivable	(544)
Accounts receivable from affiliates	(1,527)
Materials and supplies	(243)
Natural gas in storage and propane	(1,669)
Accounts payable	3,709
Accounts payable to affiliates	(2,089)
Natural gas recoveries in excess of costs	2,194
Other	(775)
Other operating activities
Other assets	(436)
Other liabilities	(1,197)

Net cash provided by operating activities	20,401

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(15,942)
Proceeds from the sale of assets	573

Net cash used in investing activities	(15,369)

Cash Flows from Financing Activities
Payment of common stock dividends to PPL	(4,000)
Net increase in short-term debt with affiliates	167

Net cash used in financing activities	(3,833)

Net Increase in Cash and Cash Equivalents	1,199
Cash and Cash Equivalents at Beginning of Period	1,592

Cash and Cash Equivalents at End of Period	$2,791

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$5,796
Income taxes	$3,554
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2007
PPL Gas Utilities Corporation and Subsidiaries
(Thousands of Dollars)

Assets

Current Assets
Cash and cash equivalents	$2,791
Accounts receivable (less reserve: $1,990)
Customer	16,175
Other	1,587
Accounts receivable from affiliates	3,524
Unbilled revenues	4,665
Inventory
Natural gas in storage and propane	14,960
Materials and supplies	2,568
Prepayments	998
Deferred income taxes (Note 2)	9,381
Other	1,505

Total Current Assets	58,154

Property, Plant and Equipment (Note 1)
Plant in service
Natural gas	297,015
Propane	13,674

310,689
Less: accumulated depreciation	96,422

214,267
Construction work in progress	6,650
Natural gas stored underground	5,341

Total Property, Plant and Equipment	226,258

Regulatory and Other Noncurrent Assets
Regulatory assets (Note 4)	31,166
Goodwill	55,480
Other intangibles (Note 9)	3,790
Other	311

Total Regulatory and Other Noncurrent Assets	90,747

Total Assets	$375,159

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2007
PPL Gas Utilities Corporation and Subsidiaries
(Thousands of Dollars)

Liabilities and Equity

Current Liabilities
Short-term debt with affiliates (Note 8)	$33,922
Accounts payable	17,137
Accounts payable to affiliates	3,340
Taxes	1,667
Natural gas recoveries in excess of costs (Note 1)	4,583
Other	11,161

Total Current Liabilities	71,810

Long-Term Debt with Affiliates (Note 6)	56,500

Long-Term Debt (Note 6)	10,000

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Notes 1 and 2)	40,243
Defined benefit obligations (Note 7)	15,216
Accrued environmental costs	6,110
Other	764

Total Deferred Credits and Other Noncurrent Liabilities	62,333

Commitments and Contingent Liabilities (Note 5)

Shareowner’s Equity
Common stock — $0.01 par value (a)
Additional paid-in capital	151,928
Earnings reinvested	23,355
Accumulated other comprehensive loss (Note 1)	(767)

Total Shareowner’s Equity	174,516

Total Liabilities and Equity	$375,159

(a)	100 shares authorized and outstanding.
The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007
PPL Gas Utilities Corporation and Subsidiaries
(Thousands of Dollars)

Common stock at beginning and end of year

Additional paid-in capital at beginning and end of year	$151,928

Earnings reinvested at beginning of year	20,104
Net income	7,251
Dividends declared on common stock	(4,000)

Earnings reinvested at end of year	23,355

Accumulated other comprehensive loss at beginning of year	(996)
Other comprehensive income (a)	229

Accumulated other comprehensive loss at end of year (Note 1)	(767)

Total shareowner’s equity at end of year	$174,516

(a) Statement of Comprehensive Income (Note 1)

Net Income	$7,251
Other comprehensive income:
Defined pension plan (Note 7)
Prior service cost, net of tax benefit of $72	(101)
Less reclassification to net income for prior service cost, net of tax benefit of $14	(21)
Actuarial gain, net of tax expense of $(201)	284
Less reclassification to net income for actuarial loss, net of tax benefit of $18	(25)

Total other comprehensive income	229

Comprehensive Income	$7,480

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

PPL Gas Utilities Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Dollars are in thousands, unless otherwise noted.
1. Summary of Significant Accounting Policies
General
Business and Consolidation
PPL Gas Utilities Corporation (PPL Gas Utilities) is a subsidiary of PPL Corporation (PPL) that specializes in natural gas distribution, transmission and stored services, and the competitive sale of propane through its unregulated retail propane distribution subsidiary, Penn Fuel Propane, LLC. Another subsidiary, Gas-Oil Products, Inc. of Delaware, conducts no business other than to fund environmental remediation of a former manufactured gas plant site. PPL Gas Utilities distributes natural gas and propane to customers in northern, southeastern and central Pennsylvania and in a small portion of Maryland, Delaware and West Virginia. It also has natural gas storage facilities in Pennsylvania. At December 31, 2007, PPL Gas Utilities had approximately 110,000 natural gas and propane delivery customers, with approximately 490 customers in Maryland, less than 20 in Delaware and West Virginia and the remainder in Pennsylvania, and 4,098 miles of pipeline mains, with 20 miles in Maryland and the remainder in Pennsylvania.
The natural gas services of PPL Gas Utilities in Pennsylvania are subject to the regulatory jurisdiction of the Pennsylvania Public Utility Commission (PUC). The intrastate storage service of PPL Gas Utilities is regulated by the PUC and the interstate storage service is regulated by the Federal Energy Regulatory Commission (FERC). However, under a 1992 FERC Order, rates for interstate storage services are the rates set by the PUC for intrastate service. The propane delivery service of PPL Gas Utilities is not subject to the regulatory jurisdiction of the FERC or the PUC.
In 2007, PPL announced its intention to sell PPL Gas Utilities. In March 2008, PPL signed a definitive agreement to sell PPL Gas Utilities for $268 million in cash, adjusted for working capital, pursuant to a stock purchase agreement. PPL expects the sale to close before the end of 2008, following the receipt of necessary regulatory approvals.
The consolidated financial statements include the accounts of PPL Gas Utilities and its subsidiaries, each of which is wholly-owned. All material intercompany transactions have been eliminated.
Accounting Records
The system of accounts for PPL Gas Utilities is maintained in accordance with the Uniform System of Accounts prescribed by the FERC.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Loss Accruals
Loss accruals are recorded in accordance with Statement of Financial Accounting Standards (SFAS) 5, Accounting for Contingencies, and other related accounting guidance. Potential losses are accrued when (1) information is available that indicates it is “probable” that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. The Financial Accounting Standards Board (FASB) defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not generally permit the accrual of contingencies that might result in gains. PPL Gas Utilities continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income, defined as changes in equity from transactions not related to shareowners. Comprehensive income is shown on the Statement of Shareowner’s Equity.
Accumulated other comprehensive loss consisted of the following at December 31, 2007:

Defined Pension Plan
Prior service cost, net of tax benefit of $172	$(242)
Actuarial loss, net of tax benefit of $373	(525)

Total	$(767)

Revenue Recognition
Revenues from natural gas sales and transportation services are recorded as deliveries are made or services are rendered. Residential, commercial and small industrial customer meters are read on a cycle billing-month basis. All other customer meters are read on a calendar-month basis. Revenues applicable to natural gas delivered to customers during the month, subsequent to monthly meter read dates, are estimated and accrued as unbilled revenues. Revenues from storage service also are recorded monthly as services are rendered. The actual storage revenues for any given month are recorded in the subsequent month, but an estimate is accrued as unbilled revenues. Revenues from off-system sales (opportunistic releases of capacity, and exchanges and swaps of natural gas supplies that are done using assets whose costs are recovered through rates) are recorded monthly as deliveries are made. Revenues from propane sales are recorded monthly based on actual deliveries to customers.
Allowance for Doubtful Accounts
Accounts receivable are reported in the Balance Sheet at the gross outstanding amount adjusted for an allowance for doubtful accounts.
Collectibility of accounts receivable is evaluated using a combination of factors, including past due status based on contractual terms. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of the analysis, the aging of receivables, and historical and industry trends.
Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. The nature of the item, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.
Accounts receivable are written-off in the period in which the receivable is deemed uncollectible. Recoveries of accounts receivable previously written-off are recorded when it is known they will be received.
Long-Lived and Intangible Assets
Property, Plant and Equipment (PP&E)
PP&E is recorded at original cost. Original cost includes material, labor, contractor costs, construction overheads, capitalized interest and Allowance for Funds Used During Construction (AFUDC), where applicable. AFUDC is the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost. The cost of repairs and minor replacements are charged to expense as incurred. PPL Gas Utilities records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed.

“Natural gas stored underground” represents the cost of the estimated volume of natural gas required to maintain pressures in the underground storage fields at levels sufficient to meet the customer service requirements on a peak day.
Depreciation
Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.
Following are the weighted-average rates of depreciation at December 31, 2007: natural gas, 2.54% and propane, 5.16%.
The 2007 provision for depreciation has been computed principally based on the following ranges, in years, of assets lives: natural gas, 5-75 and propane, 5-40.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. In accordance with SFAS 142, Goodwill and Other Intangible Assets, PPL Gas Utilities does not amortize goodwill.
Other intangible assets are valued at cost. Intangible assets that have finite lives are amortized over their useful lives based upon the pattern in which their economic benefits are consumed or otherwise used.
See Note 9 for additional information on other intangible assets.
Asset Impairment
PPL Gas Utilities reviews for impairment long-lived assets, including intangibles, that are subject to depreciation or amortization when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable from estimated undiscounted future cash flows. The impairment charge, if any, is measured by the difference between the carrying amount of the asset and its estimated fair value.
Intangible assets with indefinite lives are reviewed for impairment annually or more frequently when events or circumstances indicate that the asset may be impaired. An impairment charge is recognized if the carrying amount of the asset exceeds its fair value. The difference represents the amount of impairment.
Goodwill is reviewed for impairment, at the reporting unit level, annually or more frequently when events or circumstances indicate that the carrying value of a reporting unit may be greater than the unit’s fair value. If the carrying value of the reporting unit, including goodwill, exceeds its fair value, the implied fair value of goodwill must be calculated. The implied fair value of goodwill is determined in the same manner as the amount of goodwill in a business combination. If the implied fair value of goodwill is less than the carrying value, an impairment loss is recognized for an amount equal to that difference.

Compensation and Benefits
Defined Benefits
PPL Gas Utilities sponsors defined benefit pension and other postretirement plans. PPL Gas Utilities follows the guidance of SFAS 87, Employers’ Accounting for Pensions, SFAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, when accounting for these defined benefits. SFAS 158 requires PPL Gas Utilities to record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to regulatory assets for its regulated operations or other comprehensive income for its non-regulated operations.
See Note 7 for a discussion of defined benefits.
Regulation
PPL Gas Utilities accounts for its regulated operations in accordance with the provisions of SFAS 71, Accounting for the Effects of Certain Types of Regulation, which requires cost-based rate-regulated entities to reflect the effects of regulatory actions in their financial statements.
See Note 4 for a discussion of regulatory assets.
Recovery of Natural Gas Costs
PPL Gas Utilities annually files a tariff with the PUC reflecting actual and projected increases or decreases in its natural gas costs. The tariff provides for the establishment of a purchased natural gas cost rate. The rate allows the company to adjust rates to reflect changes in fuel costs. Rates are subject to annual audit and have an effective date commencing six months from the date of filing. “Natural gas recoveries in excess of costs” on the Balance Sheet represents the difference between actual natural gas purchase costs and the revenues that are collected through rates for such costs, which will be refunded to customers through future rates.
Other
Cash Equivalents
All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.
Natural Gas in Storage, Propane, Materials and Supplies
Natural gas in storage, propane, materials and supplies are valued at the lower of cost or market. Natural gas is removed and charged to the Statement of Income using the last-in, first-out cost method. At December 31, 2007, the carrying value of natural gas in storage and propane was $13,750 and $1,210. Propane, materials and supplies are removed and charged to the Statement of Income using the average-cost method. The excess of replacement cost of natural gas over its carrying value was $12,632 at December 31, 2007.
Price Risk Management
PPL Gas Utilities enters into physical, forward and option transactions in order to mitigate risk associated with its natural gas supply. Contracts that meet the definition of a derivative are accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted and SFAS 71. All derivative contracts that are subject to the requirements of SFAS 133 and its amendments are recorded on the balance sheet at their fair value. These contracts are reflected on the Balance Sheet in “Other.” Short-term derivative positions are included in “Current Assets” and “Current Liabilities.” PPL Gas Utilities reflects long-term derivative positions in “Regulatory and Other Noncurrent Assets” and “Deferred Credits and Other Noncurrent Liabilities.” An offset for the change in the fair value is recorded to reflect the recoverability or refund to customers of such amounts through the purchased natural gas cost rate mechanism. These offsets are recorded on the Balance Sheet as either “Regulatory assets” or “Natural gas recoveries in excess of costs.”

Income Taxes
Prior to January 1, 2007, and in accordance with SFAS 5, PPL Gas Utilities evaluated uncertain tax positions and accrued charges for probable exposures based on management’s best estimate of the amount of benefit that should be recognized in the financial statements. This assessment resulted in management’s best estimate of the ultimate settled tax position for each year.
In June 2006, the FASB issued FASB Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. In May 2007, the FASB amended this guidance by issuing FASB Staff Position (FSP) FIN 48-1, Definition of Settlement in FASB Interpretation No. 48. PPL Gas Utilities adopted FIN 48, as amended, effective January 1, 2007. The adoption did not result in an adjustment to the opening balance of earnings reinvested in 2007. Under FIN 48, uncertain tax positions are no longer considered to be contingencies assessed in accordance with SFAS 5, rather FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than not recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%. If the more-likely-than-not threshold is not met, it is inappropriate to recognize any tax benefits associated with the tax position. The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact PPL Gas Utilities’ financial statements in the future. PPL Gas Utilities recognizes interest and penalties on unrecognized tax benefits in “Income Taxes” on the Statement of Income. During 2007, PPL Gas Utilities had no unrecognized tax benefits.
PPL and its domestic subsidiaries file a consolidated U.S. federal income tax return. The income tax provision for PPL Gas Utilities is calculated in accordance with an intercompany tax sharing policy with PPL, which provides that taxable income be calculated as if PPL Gas Utilities and its subsidiaries each filed a separate tax return. PPL Gas Utilities’ intercompany tax receivable was $709 at December 31, 2007. Based on this tax sharing policy, PPL Gas Utilities or its subsidiaries indirectly or directly file tax returns in two major tax jurisdictions. With a few exceptions, at December 31, 2007, these jurisdictions, as well as the tax years that are no longer subject to examination, were as follows:

U.S. (federal)	1997 and prior
Pennsylvania (state)	2001 and prior
PPL Gas Utilities defers investment tax credits when the credits are utilized and amortizes the credits over the average lives of the related assets. PPL Gas Utilities had an unamortized investment tax credit balance of $1,218 at December 31, 2007.
The provision for PPL Gas Utilities’ deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in “Regulatory assets” on the Balance Sheet. See Note 4 for additional information.
Taxes, Other Than Income
PPL Gas Utilities presents sales taxes collected from customers in “Accounts Payable” on its Balance Sheet. These taxes are not reflected on the Statement of Income. See Note 2 for details on taxes included in “Taxes, other than income” on the Statement of Income.

New Accounting Standards Pending Adoption
See Note 10 for a discussion of new accounting standards pending adoption at December 31, 2007.
2. Income Taxes and Other Taxes
The significant components of PPL Gas Utilities’ net deferred income tax liability at December 31, 2007 were:

Deferred Tax Assets
Contributions in aid of construction	$3,891
Defined benefit obligations	2,067
Unbilled revenues	3,765
Natural gas recoveries in excess of costs	1,684
Accrued environmental costs	2,599
State net operating loss carryforwards	1,546
Other	2,773
Valuation allowances	(54)

18,271

Deferred Tax Liabilities
Utility plant — net	41,088
Taxes recoverable through future rates	5,684
Other	1,143

47,915

Net deferred tax liability	$29,644

PPL Gas Utilities had a federal alternative minimum tax credit carryforward with an indefinite carryforward period of $106 at December 31, 2007. PPL Gas Utilities also had state net operating loss carryforwards that expire between 2018 and 2025 of $23,927 at December 31, 2007. Valuation allowances have been established for the amount that, more likely than not, will not be realized.
Details of the components of income tax expense, a reconciliation of federal income taxes derived by applying statutory tax rates to “Income Before Income Taxes” for accounting purposes, and details of “Taxes, other than income” for the year ended December 31, 2007 were:

Income Tax Expense
Current — Federal	$3,300
Current — State	658

3,958

Deferred — Federal	2,390
Deferred — State	938

3,328

Investment tax credit, net — Federal	(64)

$7,222

Total income tax expense — Federal	$5,626
Total income tax expense — State	1,596

$7,222

Reconciliation of Income Tax Expense:
Indicated federal income tax on “Income Before Income Taxes” at statutory tax rate — 35%	$5,066

Increase (decrease) due to:
State income taxes	1,111
Pension and post-retirement not normalized	870
Depreciation not normalized	387
Other	(212)

2,156

Total income tax expense	$7,222

Effective income tax rate	49.9%

Taxes, other than income
State capital stock and franchise	$320
State utility realty	133
Property and other	111
State use tax	37

$601

3. Financial Instruments
At December 31, 2007, the carrying value of cash and cash equivalents, short-term debt with affiliates and long-term debt with affiliates having a variable interest rate (see Note 6), represented or approximated fair value due to the liquid nature of the financial instruments or variable interest rates associated with the financial instruments. Financial instruments, including long-term debt with affiliates having a fixed interest rate (see Note 6), where the carrying amount on the Balance Sheet and the estimated fair value at December 31, 2007 (estimated based on current rates since quoted market prices were not available) are different, are set forth below:

	Carrying	Fair
	Amount	Value

Long-term debt	$10,000	$12,168
Long-term debt with affiliates	$50,000	$49,913
4. Regulation
In accordance with SFAS 71, the following were included in “Regulatory assets” on the Balance Sheet at December 31, 2007:

Taxes recoverable through future rates	$13,722
Recoverable costs of defined benefit plans, after tax	11,283
Storage gas losses	2,723
Well-plugging costs	2,488
Other	950

$31,166

“Taxes recoverable through future rates” represent the portion of future income taxes that will be recovered through future rates based upon established regulatory practices. Accordingly, this regulatory asset is recognized when the offsetting deferred tax liability is recognized. In accordance with SFAS 109, Accounting for Income Taxes, this regulatory asset and the deferred tax liability are not offset for general-purpose financial reporting; rather, each is displayed separately. Because this regulatory asset does not represent cash tax expenditures already incurred, this regulatory asset is not earning a current return. This regulatory asset is expected to be recovered over the period that the underlying book-tax timing differences reverse and the actual cash taxes are incurred.

“Recoverable costs of defined benefit plans” represent the portion of prior service cost and net actuarial loss that will be recovered through future rates based upon established regulatory practices. These regulatory assets are adjusted annually or more frequently if certain significant events occur, when the funded status of PPL Gas Utilities’ defined benefit plans is remeasured, in accordance with the accounting requirements for defined benefit plans as described in the “Defined Benefits” section of Note 1. These regulatory assets do not represent cash expenditures already incurred; consequently, these assets are not earning a current return. All costs will be amortized over the average remaining life expectancy of plan participants. Of these costs, $555 is expected to be amortized into net periodic benefit cost in 2008.
“Storage gas losses” are the result of PUC Final Orders from two base rate proceedings. The first Order, adopted January 11, 2001, allowed PPL Gas Utilities to begin amortizing a loss of $535 over a ten-year amortization period beginning January 1, 2001. The second Order, adopted February 8, 2007, allowed PPL Gas Utilities to begin amortizing a loss of $2,820 over a ten-year amortization period beginning February 8, 2007. This regulatory asset is not earning a current return.
“Well-plugging costs” represent the portion of costs to plug and abandon wells in accordance with current regulations that will be recoverable through future rates based upon established regulatory practices. This regulatory asset is recognized when the offsetting well-plugging liability is recognized and is not earning a current return.
The remainder of the regulatory assets will be recovered through 2011.
The last Pennsylvania rate case for PPL Gas Utilities was initiated in April 2006 with rates becoming effective February 9, 2007. As part of this rate case, PPL Gas Utilities achieved an $8,100 annual rate increase. PPL Gas Utilities was awarded a 10.4% allowed after-tax Return on Equity based on an allowed 51.79% equity component of its capital structure and a 6.35% allowed return for debt, resulting in a combined authorized return of 8.45%.
5. Commitments and Contingencies
Environmental Matters
Superfund and Other Remediation
PPL Gas Utilities has been investigating and remediating several sites that were not being addressed under another regulatory program such as Superfund (federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes), but for which PPL Gas Utilities may be liable for remediation. These include all currently owned coal gas manufacturing facilities, potential mercury contamination from natural gas meters and regulators at PPL Gas Utilities’ sites and plugging of abandoned wells by PPL Gas Utilities. Sites previously owned by PPL Gas Utilities, but not under current ownership, are included only if PPL Gas Utilities is aware of any claim by a third party or has received notice from a government agency regarding the site. If any governmental notice or third party claim has been made or threatened with respect to such unowned sites, and there is no cost-sharing agreement in place, then PPL Gas Utilities has assumed that it will be responsible for the entire investigation and remediation cost. For all sites, (owned and unowned) where there is a cost-sharing agreement, PPL Gas Utilities’ share of the projected costs under the agreement has been assumed. At December 31, 2007, the accrued balance for PPL Gas Utilities’ portion of projected investigation and remediation costs was $8,844 of which $2,894 has been classified in current liabilities “Other” on the Balance Sheet. “Regulatory assets” of $2,488 have been recorded for the portion that relates to well-plugging costs. See Note 4 for a discussion regarding these regulatory assets. These costs reflect remaining exposures after the consideration of insurance settlements that have been reached for many of these sites in prior periods. The remediation liability has not been discounted. The costs have been calculated assuming that all known or suspected source areas will be remediated and remediation will be done under Pennsylvania’s Act 2 or under an applicable agency consent order or agreement. The costs are based on PPL Gas Utilities’ experience with similar sites and based on site-specific information. However, the costs of remediation and other liabilities could be substantially higher than currently projected if ongoing investigations show additional source areas or unexpected levels of contamination. PPL Gas Utilities also could incur other non-remediation costs at sites included in the consent orders or other contaminated sites and could incur remediation and non-remediation costs at sites that have either not been included as explained above or at sites presently unknown, the costs of which are not now determinable, but could be significant.

The Environmental Protection Agency (EPA) is evaluating the risks associated with naphthalene, a chemical by-product of coal gas manufacturing operations. As a result of the EPA’s evaluation, individual states may establish stricter standards for water quality and soil clean-up. This could require PPL Gas Utilities to take more extensive assessment and remedial actions at former coal gas manufacturing facilities. The costs to PPL Gas Utilities of complying with any such requirements or any other new regulatory requirements imposed by the EPA or any state agency are not now determinable, but could be significant.
Gas Seepage
PPL Gas Utilities owns and operates the Meeker gas storage field and has a partial ownership interest in the Tioga gas storage field, both located in north-central Pennsylvania. There continues to be an issue with natural gas observed in several drinking water wells that the Pennsylvania Department of Environmental Protection (DEP) has been working to address. The Pennsylvania DEP has raised concerns that potential leakage of natural gas from the Tioga gas storage field could be contributing to this issue. To help determine the cause of the natural gas in the potable water wells, the Pennsylvania DEP enlisted the services of the U.S. Geological Survey Department. The results of the U.S. Geological Survey study were published in mid-2007 and indicate that natural gas in the groundwater in the area, including in certain residential wells, may be due in part to natural gas stored in the storage fields. PPL Gas Utilities is working with the Pennsylvania DEP and the co-owner/operator of the Tioga field to develop a comprehensive study to determine whether natural gas in the wells is, in fact, due to storage field operations. In the interim, pending completion of a more detailed study of the issue, PPL Gas Utilities and the co-owner of the Tioga storage field are sampling potable water wells within an agreed-upon program area and are installing water treatment systems on any wells in which natural gas exceeds 20 parts per million with approval of the property owner. At December 31, 2007, the accrued balance for such costs was insignificant. The costs of the broader study and any required mitigation actions are not now determinable, but could be significant.
General
PPL Gas Utilities is subject to environmental permits. As of December 31, 2007, PPL Gas Utilities was in compliance with the requirements of these permits.
6. Long-Term Debt
At December 31, 2007, PPL Gas Utilities had $10,000 of 8.70% Senior Notes outstanding that were scheduled to mature in December 2022. In August 2008, PPL Gas Utilities prepaid the $10,000 aggregate principal amount of these notes and incurred a premium of $3,261 in connection with the prepayment.
At December 31, 2007, PPL Gas Utilities had a $50,000 note due to an affiliate, with interest due quarterly at a rate equal to 5.75%. This note was scheduled to mature in December 2015. At December 31, 2007, a PPL Gas Utilities subsidiary had a $6,500 note due to an affiliate, with interest due quarterly at a rate equal to the 3-month London Interbank Offered Rate (LIBOR) plus 1.40% (6.63% at December 31, 2007). This note was scheduled to mature in December 2009. These notes are shown on the Balance Sheet as “Long-Term Debt with Affiliates.” Interest expense is reflected in “Interest Expense with Affiliates” on the Statement of Income. These notes were prepaid in August 2008.
At December 31, 2007, aggregate maturities of long-term debt, including long-term debt with affiliates, were: 2008, $0; 2009 $6,500; 2010, $0; 2011, $833; 2012, $833; and $58,334 thereafter.

7. Retirement and Postemployment Benefits
Defined Benefits
PPL Gas Utilities sponsors various defined benefit plans. The majority of the PPL Gas Utilities employees are eligible for pension benefits under a non-contributory defined benefit pension plan with benefits based on length of service and final average pay, as defined by the plan. PPL Gas Utilities also provides supplemental retirement benefits to executives through an unfunded nonqualified retirement plan. Certain employees will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits are paid from a funded Voluntary Employee Benefit Association Trust (trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries).
Net periodic pension and other postretirement benefit costs for 2007 were:

		Other
	Pension	Postretirement
	Benefits	Benefits

Service cost	$1,419	$180
Interest cost	2,934	484
Expected return on plan assets	(3,470)	(31)
Amortization of:
Prior service cost	200	113
Actuarial loss	269	144

Net periodic pension and other postretirement benefit cost	$1,352	$890

		Other
	Pension	Postretirement
	Benefits	Benefits

Other Changes in Plan Assets and Benefit Obligations Recognized in Regulatory Assets and Accumulated Other Comprehensive Loss
Current year net (gain) loss	$(2,892)	$1,485
Current year prior service cost	1,009	(260)
Amortization of:
Prior service cost	(200)	(113)
Actuarial loss	(269)	(144)

Total recognized in regulatory assets and accumulated other comprehensive loss	(2,352)	968

Total recognized in net periodic benefit cost, regulatory assets, and accumulated other comprehensive loss	$(1,000)	$1,858

The estimated amounts to be amortized from regulatory assets and accumulated other comprehensive loss into net periodic pension and other postretirement benefit costs in 2008 are as follows:

		Other
	Pension	Postretirement
	Benefits	Benefits

Prior service cost	$200	$82
Actuarial loss	50	264
Net periodic pension costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were $1,111.
Other postretirement benefit costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were $731.

The following assumptions were used in the valuation of the benefit obligations at December 31, 2007, and determination of net periodic benefit cost for the year then ended.

		Other
	Pension	Postretirement
	Benefits	Benefits

Discount rate
— obligations	6.39%	6.26%
— cost	5.94%	5.88%

Rate of compensation increase
— obligations	4.75%	4.75%
— cost	4.75%	4.75%

Expected return on plan assets
— obligations (a)	8.25%	2.00%
— cost (a)	8.50%	2.00%

(a)	The expected return on plan assets for the PPL Gas Utilities pension plan includes a 25 basis point reduction for management fees.

Assumed Health Care Cost Trend Rates

Health care cost trend rate assumed for next year
— obligations	9.0%
— cost	9.0%

Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)
— obligations	5.5%
— cost	5.5%

Year that the rate reaches the ultimate trend rate
— obligations	2014
— cost	2012
A one-percentage point change in the assumed health care costs trend rate assumption would have had the following effects in 2007.

	One
	Percentage Point
	Increase	Decrease

Effect on service cost and interest cost components	$53	$(45)
Effect on the other postretirement benefit obligation	$502	$(437)

The funded status of the PPL Gas Utilities plans was as follows:

		Other
	Pension	Postretirement
	Benefits	Benefits
	2007	2007
Change in Benefit Obligation
Benefit Obligation, January 1	$48,229	$8,870
Service cost	1,419	179
Interest cost	2,934	484
Plan amendments	1,009	(260)
Participant contributions		350
Actuarial (gain) loss	(2,805)	1,539
Benefits paid	(2,329)	(1,376)
Federal subsidy on benefits paid		114

Benefit Obligation, December 31	$48,457	$9,900

Change in Plan Assets
Plan assets at fair value, January 1	$40,769	$1,962
Actual return on plan assets	3,557	84
Employer contributions	36
Participant contributions		350
Benefits paid	(2,329)	(1,376)

Plan assets at fair value, December 31	42,033	1,020

Funded Status at end of year	$(6,424)	$(8,880)

Amounts recognized in the Balance Sheet consist of:
Current liability	$(88)
Noncurrent liability	(6,336)	$(8,880)

Net amount recognized at end of year	$(6,424)	$(8,880)

		Other
	Pension	Postretirement
	Benefits	Benefits
	2007	2007
Amounts recognized in the Balance Sheet as regulatory assets and accumulated other comprehensive loss, pretax, consist of:
Prior service cost	$2,465	$695
Net actuarial loss	5,475	4,722

	$7,940	$5,417

Total accumulated benefit obligation for defined benefit pension plans	$42,481
Plan Assets — Pension Plan
The asset allocation for the PPL Gas Utilities pension plan and the target allocation at December 31, 2007, by asset category, are detailed below.

	Percentage of
	Fair Value of	Target Asset
Asset Category	Total Plan Assets	Allocation

Equity securities	68%	70%
Debt securities	26%	25%
Real estate and other	6%	5%

Total	100%	100%

The pension plan assets are invested in and commingled with the assets of the PPL Corporation Master Retirement Trust and are managed by outside investment managers and are rebalanced as necessary to maintain the target asset allocation ranges. The investment strategy with respect to the pension assets is to achieve a satisfactory risk-adjusted return on assets that, in combination with PPL Gas Utilities’ funding policy and tolerance for return volatility, will ensure that sufficient dollars are available to provide benefit payments.
The expected long-term rate of return for the PPL Gas Utilities pension plan considers the plan’s historical experience, but is primarily based on the plan’s mix of assets and expectations for long-term returns of those asset classes.
Expected Cash Flows — Defined Benefits
There are no contributions presently required for the PPL Gas Utilities pension plan or postretirement medical plan.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid. The following federal subsidy payments are expected to be received:

		Other Postretirement
		Benefit	Expected Federal
	Pension	Payment	Subsidy

2008	$2,477	$1,649	$128
2009	2,577	1,673	141
2010	2,659	1,679	157
2011	2,851	1,774	166
2012	2,875	1,796	179
2013 – 2017	16,714	9,530	1,009
Savings Plans
Substantially all employees of PPL Gas Utilities are eligible to participate in a deferred savings plan (401(k)). Employer contributions to the plan charged to operating expense were $910 in 2007.
Pension Protection Act of 2006
The Pension Protection Act of 2006 changes current pension plan legislation and funding rules for defined benefit pension plans and became effective in 2008. Based on the current funded status of PPL Gas Utilities’ defined benefit pension plan, the Act is not expected to have a significant financial impact on PPL Gas Utilities.
8. Related Party Transactions
The Balance Sheet reflects the following balances with related parties: “Accounts receivable from affiliates,” “Short term debt with affiliates,” “Accounts payable to affiliates” and “Long-Term Debt with Affiliates.” See Note 6 for further information on “Long-Term Debt with Affiliates.”
During 2007, PPL Gas Utilities purchased $3,686 of natural gas from an affiliate. Of the total, $3,672 is reflected in “Natural gas purchases — off-system” and $14 is reflected in “Natural gas purchases” on the Statement of Income. PPL Gas Utilities also sold natural gas to this affiliate during 2007. These sales totaled $5,591 and are reflected in “Natural gas sales — off-system” on the Statement of Income. At December 31, 2007, PPL Gas Utilities had a net receivable from this affiliate of $2,047 which is reflected in “Accounts receivable from affiliates” on the Balance Sheet. During 2007, PPL Gas Utilities used this affiliate as an agent to purchase natural gas and to complete its off-system sales. The fee charged by this affiliate for these services was insignificant in 2007.
At December 31, 2007, PPL Gas Utilities had a $100,000 demand note payable to an affiliate, with $33,267 outstanding. Interest is due quarterly at a rate equal to the 3-month LIBOR plus 1.50% (6.73% at December 31, 2007). At December 31, 2007, a PPL Gas Utilities subsidiary had a $10,000 demand note payable to an affiliate, with $655 outstanding. Interest is due quarterly at a rate equal to the 3-month LIBOR plus 1.25% (6.48% at December 31, 2007). These notes are show on the Balance Sheet as “Short-term debt with affiliates.” Interest expense is reflected in “Interest Expense with Affiliates” on the Statement of Income. All notes with affiliates were repaid during 2008.

PPL Gas Utilities provides natural gas to certain property owners residing on land where mineral rights are owned by an affiliate. Additionally, PPL Gas Utilities pays a fee to the property owners, on behalf of the affiliate, for the mineral rights. PPL Gas Utilities charges the affiliate for the natural gas provided and payments made to the property owners. During 2007, PPL Gas Utilities recognized an insignificant amount of revenue associated with the natural gas provided. At December 31, 2007, PPL Gas Utilities had a receivable from this affiliate of $989, which is reflected in “Accounts receivable from affiliates” on the Balance Sheet.
Allocation of Corporate Service Costs
Certain affiliates of PPL Gas Utilities provide corporate functions such as financial, legal, human resources and information services. In 2007, PPL Gas Utilities was allocated and expensed $7,500 for these services. These costs are included in “Other operation, maintenance and administrative” on the Statement of Income.
Contributions
In August 2008, PPL Gas Utilities received a $120,000 cash capital contribution from PPL.
Distributions
In 2007, PPL Gas Utilities paid common stock dividends of $4,000 to PPL. Additionally, in the second quarter of 2008, PPL Gas Utilities paid common stock dividends of $5,000 to PPL.
Other
See Note 1 for a discussion regarding the intercompany tax sharing policy.
9. Other Intangible Assets
The gross carrying amount and the accumulated amortization of other intangible assets were as follows at December 31, 2007.

	Gross
	Carrying	Accumulated
	Amount	Amortization

Land and transmission rights	$4,404	$1,140
Other (a)	526

	$4,930	$1,140

(a)	Not subject to amortization due to indefinite life.
Amortization expense was $59 for 2007. Amortization expense is estimated at $58 per year for 2008 through 2012.
10. New Accounting Standards Pending Adoption
SFAS 157, as amended
In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS 157 excludes from its scope fair value measurements related to stock-based compensation.

In February 2008, the FASB amended SFAS 157 through the issuance of FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FSP FAS 157-2, Effective Date of FASB Statement No. 157. FSP FAS 157-1 was effective upon the initial adoption of SFAS 157 and amends SFAS 157 to exclude from its scope, certain accounting pronouncements that address fair value measurements associated with leases. FSP FAS 157-2 was effective upon issuance and delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
As permitted by this guidance, PPL Gas Utilities adopted SFAS 157, as amended, prospectively, effective January 1, 2008; limited retrospective application for financial instruments that were previously measured at fair value in accordance with footnote 3 of Emerging Issues Tax Force (EITF) Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, was not required. The January 1, 2008 adoption did not have a significant impact on PPL Gas Utilities. As permitted by this guidance, PPL Gas Utilities will apply SFAS 157, as amended, prospectively effective January 1, 2009, to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. PPL Gas Utilities is in the process of evaluating the impact of applying SFAS 157, as amended, to these items. The potential impact of this application is not yet determinable, but it could be material.
SFAS 159
In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS 159 provides entities with an option to measure, upon adoption of this standard and at specified election dates, certain financial assets and liabilities at fair value, including available-for-sale and held-to-maturity securities, as well as other eligible items. The fair value option (i) may be applied on an instrument-by-instrument basis, with a few exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied to an entire instrument and not to only specified risks, cash flows, or portions of that instrument. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.
SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between similar assets and liabilities measured using different attributes. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at that date and must report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings.
PPL Gas Utilities adopted SFAS 159 effective January 1, 2008. PPL Gas Utilities did not elect the fair value option for any existing items; therefore, the January 1, 2008 adoption did not have an impact on PPL Gas Utilities. However, if the fair value option is elected for eligible items in periods subsequent to the initial adoption, the impact could be material.